Exhibit 5.8

[Letterhead of Jones Day]

Milan, 10 February 2023

To:

Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, Ohio 44236

United States

(the “Addressee”)

Diebold - Nixdorf – S-4 (Exhibit 5 Opinion)

Dear Sirs,

Introduction

1.

We have acted on behalf of Diebold Nixdorf, Incorporated, an Ohio corporation (the “U.S. Issuer”) and the other companies belonging to the Diebold Nixdorf companies group (the “DN Group”), as legal advisors as to the laws of the Italian Republic (“Italy”) in connection with the registered offer by the U.S. Issuer to exchange its outstanding 8.500% Senior Notes due 2024 for new units consisting of warrants of the U.S. Issuer and 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 of the Issuer. This opinion (the “Opinion”) is issued pursuant to the Registration Statement of the U.S. Issuer on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission on 10 February 2023, in connection with the transactions described therein which will involve the Italian subsidiary of the DN Group, Diebold Nixdorf S.r.l. (“ItalCo” and the “Transaction”). Save otherwise defined herein, capitalized terms used in this Opinion shall have the same meaning ascribed to them pursuant to the Registration Statement.

2.	For the purpose of this Opinion, we have examined the documents listed below:

(a)

executed copy of the “Senior Secured PIK Toggle Notes Indenture,” entered into on 29 December 2022, among inter alios the U.S. Parent, the Trustee, GLAS Americas LLC, as collateral agent, and ItalCo and certain other entities listed thereunder, as guarantors (the “Initial 2026 Indenture,” which includes the “2026 Notes Guarantee”) to be supplemented by the Supplemental 2026 Indenture as to cover also the Additional 2L Notes (both terms as defined below);

(b)

draft of the supplemental indenture to the Initial 2026 Indenture pursuant to which the Additional 2L Notes will be issued, to be executed among inter alios the U.S. Parent, the Trustee, GLAS Americas LLC, as collateral agent, and ItalCo and certain other entities listed thereunder, as guarantors (the “Supplemental 2026 Indenture”);

(c)

a solvency certificate (certificato di vigenza) from the Registro delle Imprese of Milan, Monza-Brianza, Lodi, in relation to ItalCo, evidencing, inter alia, the absence of insolvency proceedings (procedure concorsuali) in respect of ItalCo, dated 10 February 2023 (the “Solvency Certificate”);

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

(d)	the minutes of the Board of Directors’ resolution of ItalCo dated 28 November 2022 in relation to a first approval by ItalCo’s board of directors of the Transaction (the “First Resolution”);

(e)	the minutes of the Board of Directors’ resolution of ItalCo dated 21 December 2022 in relation to a second approval by ItalCo’s board of directors of the Transaction (the “Second Resolution”);

(f)

the minutes of the Board of Directors’ resolution of ItalCo dated 3 February 2023 in relation to the third approval by ItalCo’s board of directors of the Transaction (the “Third Resolution” and, together with the First Resolution and the Second Resolution, the “Resolutions” and each a “Resolution”); and

(g)	the power of attorney dated 21 December 2022, granted by ItalCo to Jonathan Leiken to execute, inter alia, the Initial 2026 Indenture (the “ItalCo POA”); and

(h)	the by-laws and articles of incorporation of ItalCo (the “Statutory Documents”).

The documents listed under paragraphs (a) to (b) above are hereinafter referred to as the “Transaction Documents”. The documents listed under paragraphs (c) to (h) above are hereinafter referred to as the “Corporate Documents” and together with the Transaction Documents, the “Opinion Documents”. Unless otherwise defined in this opinion, terms defined in the Opinion Documents have the same meaning where used in this opinion and are for ease of reference only and shall not affect the interpretation of this opinion. For the purposes of issuing this opinion we have reviewed only the Opinion Documents and we have made no analysis or review other than those carried out over the Opinion Documents. In particular, we have not, for the purposes of this opinion, examined any corporate records of ItalCo other than the Corporate Documents, or any contracts or other documents entered into by or affecting ItalCo other than the Transaction Documents, and have not made any other enquiries concerning ItalCo. In particular, we have not investigated whether ItalCo is, or will be, in breach of any of its obligations under any other agreement or document by reason of the execution, delivery or performance of the Transaction Documents. We have relied upon the statements as to factual matters contained in, or made pursuant to, each of the Opinion Documents.

3.

This opinion is confined to matters of Italian law and to the matters per paragraph 5 below only. Accordingly, we express no opinion herein as to the laws of any other jurisdiction other than the laws of Italy as currently applied by the Italian courts. This opinion is to be construed in accordance with and shall be governed by the laws of Italy as the same are in force, construed and applied by Italian Courts at the date of this opinion and is given on the basis that it is subject to the effect of such laws.

Assumptions

4.	In considering the Opinion Documents and in rendering this opinion we have assumed:

(a)

that the Transaction Documents, which have been examined by us in draft or specimen form, will be executed in the same form of that draft or specimen examined by us and listed in paragraph 2 above without any change;

(b)	the genuineness of all signatures on, and the authenticity and completeness of, all the Transaction Documents submitted to us in their executed form, whether as originals or copies;

(c)

that the Transaction Documents will be valid and effective, and the obligations expressed to be assumed by each of the respective parties thereunder constitute their respective legal, valid, binding and enforceable obligations in accordance with their respective terms and conditions and the relevant governing law;

(d)	the conformity to originals of all the Opinion Documents supplied to us as photocopies or facsimile copies;

(e)	that the copies of the Corporate Documents examined by us:

(i)	are complete, accurate and up to date as of the date of the Resolutions and the date hereof; and

(ii)	have not been amended, modified, changed, superseded, terminated or rescinded and are in full force and effect,

(f)	that:

(i)

each Resolution was duly passed at a properly held meeting of the board of duly appointed directors of ItalCo at which a quorum was present throughout, in the absence of conflicts of interests pursuant to Article 2475 ter of the Italian civil code (after the circulation of the relevant agenda to the relevant shareholder/quotaholder within the relevant time limit, where applicable);

(ii)	the minutes thereof are a true record of the proceedings described therein; and

(iii)	each Resolution has not been amended, varied or rescinded and is in full force and effect,

(g)	in relation to the Solvency Certificate:

(i)	all documents, forms and notices which could or should have been delivered to the Chamber of Commerce of Milan, Monza-Brianza, Lodi by or on behalf of ItalCo have been delivered; and

(ii)	the results of the Solvency Certificate were complete, accurate and up to date at the time that they were obtained;

(h)	the ItalCo POA has been executed by a director of ItalCo on the basis of the Second Resolution;

(i)	the Initial 2026 Indenture was executed and delivered by Jonathan Leiken, , whose name appears in the ItalCo POA, as attorney in name and on behalf of ItalCo;

(j)	that each party to the Transaction Documents, other than ItalCo, is duly incorporated and validly existing under the laws of its relevant jurisdiction, is not subject to any insolvency proceedings under the laws of its jurisdiction, has the requisite power and has taken all necessary corporate actions in accordance with any applicable law and regulation to authorise the execution, delivery and performance of the Transaction Documents to which it is a party, and has the capacity, power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is party;

(k)

without prejudice to our opinion under section 5 (Opinion), letter (e) below, that at the date hereof, none of the parties to the Transaction Documents has passed a voluntary winding-up resolution nor is insolvent, nor has any petition been presented or order made by a court nor any other steps or proceedings have been taken for the winding-up, the declaration of dissolution or bankruptcy of any such party or for the submission of any such party to any insolvency, bankruptcy or reorganisation proceedings and no equivalent or analogous proceedings under the law of its place of establishment or incorporation, as the case may be, or where it carries on business, have been taken in relation to it and no receiver, manager, trustee or similar officer has been appointed in relation to it or any of its respective assets or revenues;

(l)	that if any insolvency proceedings are brought against ItalCo such proceedings would be governed by Italian law;

(m)

that each of the parties to the Transaction Documents, other than ItalCo, has the necessary capacity, power and authority to execute and perform the same and that each Transaction Document has been duly authorised, executed and performed by each of the parties thereto, other than ItalCo, in accordance with all applicable laws and regulations;

(n)

that each of the parties to the Transaction Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering and human rights laws and regulations and there is nothing in the Transaction that is inconsistent with all such laws and regulations;

(o)

that the corporate resolutions authorizing the entering into by each party to the Transaction Documents (other than ItalCo) and the performance of the transactions contemplated, was duly passed at a properly convened meeting of competent duly appointed body, and that such resolution has not been revoked or varied and remains in full force and effect;

(p)

that all consents, licences, approvals, notices, filings, recordings, publications and registrations which are necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the Transaction Documents by any party thereto, other than ItalCo, or to create, protect or preserve any of the rights and interests created by the Transaction Documents have been made, filed or obtained within the period permitted by such laws or regulations;

(q)

that each of the Transaction Documents is consistent with the corporate purpose (oggetto sociale) and does not conflict with the corporate documents, including, but not limited to, the by-laws, of any party thereto, other than ItalCo;

(r)

that there is for any party to the Transaction Documents an adequate, direct and valid own corporate benefit in relation to its entering into the Transaction Documents to which it is a party and assuming the obligations contemplated thereby;

(s)

that, insofar as any of the obligations of the parties to the Transaction Documents are to be performed in any jurisdiction other than Italy, their execution, delivery or performance will not be illegal or ineffective by virtue of the laws (or doctrines of public policy) of that jurisdiction;

(t)

that there is no provision of the laws of any jurisdiction outside Italy which would be contravened by the execution and delivery of the Transaction Documents and that none of the opinions expressed below will be affected by the laws (including those relating to matters of public policy) of any jurisdiction outside Italy;

(u)

that the entry into and the performance by ItalCo of the Transaction Documents and the transactions contemplated therein do not conflict with any contractual document which is binding upon it or any of its assets;

(v)

that the terms of the Transaction Documents are bona fide arm’s length commercial terms and that the Transaction Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(w)

the lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Transaction Documents, their respective directors, employees, agents and advisers and that all the statements of the directors or other officers of any of the parties to the Transaction Documents certifying or disclosing or otherwise dealing with any matter of fact which is material to the opinions expressed herein can be relied upon as true accurate and correct;

(x)

that the terms of the Transaction Documents have been, and will be, observed and performed by the parties thereto and that none of the Transaction Documents has, since the date of its execution, been in any way altered, whether by written or oral agreement or by the course of conduct of the parties thereto;

(y)

that there are no facts, circumstances, documents or matters which may be material to the opinions set out herein which have not been disclosed to us and that a representation or warranty by any party to the Transaction Documents to the effect that it is not aware or has no notice or has no knowledge of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

(z)	except to the extent expressly covered by the opinions given hereunder, the acts or facts stated in the Opinion Documents are true, accurately reported and complete;

(aa)

the individuals who executed and will execute, as applicable, the Transaction Documents in name and on behalf of ItalCo and any other party thereto has full natural (i.e. the capacity of understanding and intending) and legal (capacità di agire) capacity pursuant to the applicable law;

(bb)	no opinion is expressed as to matters of fact; and

(cc)

all directors and officers of ItalCo are fully aware and informed of the Transaction as well as of its implications, and of the terms and conditions of the Transaction Documents and of the documents that could be entered into in the context thereof.

Opinion

5.

On the basis of, and subject to, the foregoing and the matters set out in paragraph 6 (Qualifications) below, and having regard to such considerations of Italian law in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)

ItalCo has been duly incorporated and is validly existing as a limited liability company (società a responsabilità limitata) under the laws of Italy with full power, capacity and authority to carry on its business within the limits of its corporate objects stated in its documents of incorporation;

(b)	ItalCo has the legal capacity, corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder;

(c)

ItalCo has taken all necessary authorizations, consents and approvals under the laws of Italy for the due and proper execution and delivery of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby;

(d)

the execution, delivery and performance of, and the consummation by ItalCo of the Transaction Documents will not conflict with or result in a violation of (i) its by-laws and documents of incorporation, or (ii) any mandatory provision of Italian law;

(e)

according to the Solvency Certificate, at the date of the Solvency Certificate ItalCo was not subject to any insolvency proceedings (procedura concorsuale) in Italy. We have not made any further inquiry in respect thereto;

(f)	the 2026 Notes Guarantee (included in the Initial 2026 Indenture) has been duly authorized, executed and delivered by ItalCo; and

(g)	the Supplemental 2026 Indenture has been duly authorized by ItalCo.

Qualifications

6.	Our opinion is subject to the following qualifications:

Directors’ interest

(a)

Under Italian law (article 2475 ter of the Italian civil code), resolutions passed by the board of directors of a limited liability company (società a responsabilità limitata) where the deciding vote has been cast by a director who has an interest in the transaction, either on its own or on behalf of a third party, may be challenged within 90 days by the other directors and/or by the internal auditors of the company if the transaction approved might result in economic harm to the company;

Filing and registration of documents

(b)	we hereby express no opinion as to filing and registration of any of the Transaction Documents, including of any security interest expressed to be created under the Security Documents;

Validity and enforceability

(c)	we express no opinion as to the validity, the enforceability and the legality of the Opinion Documents and the transactions expressed to be carried out thereunder;

Power of attorney

(d)

under Italian law any power of attorney granted by an Italian company is automatically terminated by operation of law in case of judicial liquidation (liquidazione giudiziale), winding-up or dissolution of the attorney-in-fact. In case of judicial liquidation (liquidazione giudiziale), winding-up or dissolution of the donor company, any power of attorney is subject to automatic stay until the decision of the administrator or receiver as to whether it is in the best interest of the estate terminating the mandate or confirming it;

Representations and warranties

(e)

we have not investigated the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained or represented by any party in the Opinion Documents to which they are a party or in any other document examined or reviewed by us or that no material facts have been omitted therefrom;

Corporate standing and searches

(f)

in relation to our opinion in letter (e) of section 5 (Opinion) above, the Solvency Certificate may not be up to date as notices of matters relating to the proceedings referred to in the mentioned opinion may not be filed with the competent Companies’ Registry immediately and, when filed, may not be entered in the system immediately. In addition, the Solvency Certificate is not capable of revealing, prior to the making of the relevant declaration, whether or not a petition for judicial liquidation or insolvency has been presented;

Management and coordination activity

(g)

with reference to any security interest and/or guarantee granted by ItalCo under the Security Documents, please note that according to Article 2497 of the Italian civil code, “if the company or the entity which carries out a management and coordination (direzione e coordinamento) activity in respect of other companies, acts in its own interest or in the interest of third parties and, as a result, breaches the principles of proper management activity in respect of such companies, it holds direct liability towards the shareholders and third party creditors for any caused damaged; such provision does not apply should no such damage subsist in light of the result achieved through the above mentioned management and coordination activity in its entirety or should it have been remedied”;

Insolvency

(h)

the opinions included in section 5 (Opinion) above, are subject to any limitations arising from administration, judicial liquidation, bankruptcy, receivership, insolvency, liquidation, reorganisation, restructuring and any laws generally affecting the rights of creditors (including without limitation, Legislative Decree No. 14 of 12 January 2019, as amended and supplemented from time to time, lastly by Legislative Decree No. 83 of 17 June 2022 (the “Italian Insolvency Code”), which replaced, with effects as of 15 July 2022, Law No. 267 of 16 March 1942, as amended and supplemented from time to time (the “Bankruptcy Act”));

Limitations

(i)	we express no opinion in relation to the tax and accounting consequences of the documents listed under section 2, paragraphs (a) to (b) of this opinion and all the transaction contemplated thereunder;

(j)

we express no opinion in relation to any potential breach of anti-money laundering, anti-bribery and/ privacy provisions applicable to ItalCo in the context of the documents listed under section 2, paragraphs (a) to (b) of this opinion and all the transactions contemplated thereunder;

(k)

we express no opinion in relation to any insolvency matter, including in relation to the Italian Insolvency Code and/or Bankruptcy Act, as amended and supplemented from time to time, to the extent applicable.

Reliance and benefit of Opinion

7.

We express no opinion as to the effect that any future event, or any action of any kind may have on the matters referred to herein. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of a change in the laws of Italy after the date of this opinions. This opinion speaks as of its date and is for the sole benefit of the person to whom it is addressed in the capacities as stated in relation to the Opinion Documents. This Opinion may not be relied upon by or distributed or disclosed to any other person, nor may it be relied upon in any other context, nor its existence or its content may be disclosed, nor is it to be quoted or made public in any way without the prior written consent of Jones Day.

We hereby consent to the filing of this opinion as Exhibit 5.8 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Jones Day